Number: C0908986

CERTIFICATE

OF

CONTINUATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that Passeport Potasse Inc., has continued into British Columbia from the Jurisdiction of QUEBEC, under the Business Corporations Act, with the name PASSPORT POTASH INC. on April 26, 2011 at 04:37 PM Pacific Time.